Exhibit 99.1

FOR IMMEDIATE RELEASE

David L. Richter Promoted to CEO at Hill International

Marlton, NJ — December 31, 2014 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today that David L. Richter has been promoted to President and Chief Executive Officer effective immediately.  This promotion is in accordance with a leadership succession plan approved by Hill’s Board of Directors and announced earlier this year.  Hill’s former CEO, Irvin E. Richter, will continue to be Chairman of the company that he founded in 1976.

“I am extremely honored to be only the second CEO in our company’s 39-year history,” said David Richter.  “But I look forward to continuing and in fact building upon Hill’s tradition as the very best professional services firm in the global construction industry,” added Richter.

David Richter, 48, who is both an attorney and a civil engineer, has worked at Hill for 20 years.  Prior to his new position, Richter had been President and Chief Operating Officer of the company since 2004.  Before that, he was President of Hill’s Project Management Group from 2001 to 2004, Senior Vice President and General Counsel from 1999 to 2001, and Vice President and General Counsel from 1995 to 1999.  He has also been a member of Hill’s Board of Directors since 1998.  Before joining Hill, he was an attorney with the New York City law firm of Weil, Gotshal & Manges, LLP from 1992 to 1995.

Richter is a member of the World Presidents’ Organization, the Construction Industry Round Table and the American Society of Civil Engineers.  He is also a Fellow and past member of the Board of Directors of the Construction Management Association of America.  Richter earned his B.S. in management, his B.S.E. in civil engineering and his J.D. from the University of Pennsylvania, and he is currently pursuing his M.Sc. in major program management from the University of Oxford.

Hill International, with 4,600 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, environmental, energy and industrial markets.  Engineering News-Record magazine recently ranked Hill as the ninth largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(856) 810-6210

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-G)

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